                                                                      EXHIBIT 12

                                FLUOR CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                                  THREE
                                                                                                  MONTHS
                                                                                                  ENDED
                                                     YEAR ENDED OCTOBER 31,                      MARCH 31,
                                   -----------------------------------------------------------   ---------
                                     1996         1997         1998         1999        2000       2001
                                   ---------    ---------    ---------    --------    --------   --------
Earnings from continuing
  operations before income taxes   $ 280,381    $ 119,362    $ 222,748    $ 76,581    $142,221   $ 15,061
Add (subtract)
  Equity in earnings from less
    than 50% owned persons,
    net of distributions .......      (7,369)      (1,103)      (8,090)     (5,776)        220     (4,937)
  Fixed charges ................      37,130       37,796       41,295      44,631      53,090     17,039
                                   ---------    ---------    ---------    --------    --------   --------
  Total ........................   $ 310,142    $ 156,055    $ 255,953    $115,436    $195,531   $ 27,163
                                   =========    =========    =========    ========    ========   ========

Fixed charges
  Interest expense .............   $  13,140    $  10,187    $  13,120    $ 18,972    $ 26,315   $ 10,345
  Portion of rental expense
    representative of interest
    factor .....................      23,990       27,609       28,175      25,659      26,775      6,694
                                   ---------    ---------    ---------    --------    --------   --------
  Total fixed charges (1) ......   $  37,130    $  37,796    $  41,295    $ 44,631    $ 53,090   $ 17,039
                                   =========    =========    =========    ========    ========   ========
Ratio of earnings to fixed
  charges (1) ..................        8.35         4.13         6.20        2.59        3.68       1.59
                                   =========    =========    =========    ========    ========   ========

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(1)  For purposes of computing the ratio of earnings to fixed charges,
     "earnings" consist of earnings from continuing operations before provision for income taxes plus fixed charges less equity in earnings from less than 50% owned persons, net of distributions. "Fixed charges" consist of interest and the interest component of rental expense.